Exhibit 99.1

For Release: 10:45 a.m. EST

October 1, 2010

Chevrolet, Buick, GMC and Cadillac September Sales Rise

22 Percent on Strong Retail Growth

•	Chevrolet, Buick, GMC and Cadillac retail sales increase 39 percent during month

•	Sales and inventory mix reflects quick transition to new model year vehicles

•	Company gaining retail market share with retail sales up 15 percent year-to-date

•	GM full-size pickup sales rise 62 percent; compact crossovers increase 101 percent

DETROIT – September combined total sales for Chevrolet, Buick, GMC and Cadillac increased 22 percent to 172,969 units, driven by a combined 39 percent rebound in retail sales compared with last September. Each brand saw retail increases in excess of 21 percent, led by Buick, where retail sales were up 96 percent for the month.

September’s results also reflect an effective and quick model-year transition – a dramatic departure from last year’s changeover. Of GM’s retail sales for the month, 53 percent were new (2011) model year vehicles – almost double last year’s 27 percent. Dealer stock at the end of the month included 75 percent new model vehicles, compared to just 30 percent last year.

“We said our goal for this time of year was to achieve an orderly transition from past model to the new model year, and we’ve achieved that,” said Don Johnson, vice president, U.S. Sales Operations. “This helps us lower our overall selling costs and positions us to come out of the gates quickly during the new model year.”

Year-to-date through September, GM’s four brands have sold 79,948 more units than were sold with eight brands through September 2009. The company’s brands also have increased retail sales by 15 percent through September, and have gained market share in each of the first nine months this year.

“September’s results are a continuation of positive momentum for our four brands and demonstrate that our plan is working,” Johnson said. “With key products like our heavy-duty pickups, the Buick Regal and the Cadillac CTS Coupe launching now, and expanded capacity for the Chevrolet Equinox and GMC Terrain hitting dealer lots, we’re ready to run.”

Increased sales of crossovers and full-size pickups led GM’s gains in September. Sales of the company’s compact crossovers, Chevrolet Equinox and GMC Terrain, rose 101 percent, while sales of mid-size crossovers, GMC Acadia, Chevrolet Traverse and Buick Enclave increased 36 percent. The Cadillac SRX, remained the fastest growing luxury crossover, with sales up 41 percent during the month. Year-to-date, SRX sales have increased 319 percent. Sales for GM’s full-size pickup trucks, Chevrolet Silverado and GMC Sierra rose 62 percent in September.

Month-end dealer inventory in the U.S. stood at about 478,000 units, which is about 26,000 higher compared to August, and about 55,000 higher than September 2009.

September Key Facts and Brand Results:

•	Calendar-year-to-date total sales for GM’s four brands are up 23 percent

•

Chevrolet: Chevrolet delivered 121,479 total vehicles in September, a 19 percent increase year-over-year. Year-to-date total Chevrolet sales are up 19 percent. Retail sales for Chevrolet rose 34 percent on the strength of Silverado and Equinox sales (read more).

•

Buick: Buick reported total sales of 12,875, an increase of 36 percent compared to last year. Driven by continuing strong customer demand for the LaCrosse and Enclave (retail sales up 182 and 89 percent, respectively) and growing demand for the all-new Regal, Buick retail sales were up 96 percent for the month. With total sales up 58 percent this year, Buick remains the fastest growing major auto brand in the U.S. (read more).

•

GMC: GMC reported total sales of 25,995, a 42 percent increase in total sales in the month of September, compared to the same month last year. This includes a 48 percent increase in retail sales. Retail sales for the GMC Sierra increased 59 percent during the month and retail sales for the Terrain were up 405 percent compared to last year. For the year, GMC total sales are up 28 percent (read more).

•

Cadillac: Total sales of 12,620 for September were 11 percent higher than last September, with retail sales increasing 21 percent. SRX retail sales were up 96 percent, compared to a year ago, and CTS retail sales increased 18 percent. With total sales up 44 percent for the year, the brand remains the fastest growing luxury auto brand in the industry (read more).

•	Fleet sales for GM’s four brands were 43,733 for the month.

About General Motors: General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 208,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 31 countries, and sell and service these vehicles through the following brands: Buick, Cadillac, Chevrolet, FAW, GMC, Daewoo, Holden, Jiefang, Opel, Vauxhall and Wuling. GM’s largest national market is China, followed by the United States, Brazil, Germany, the United Kingdom, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors can be found at www.gm.com.

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CONTACT:

Tom Henderson

tom.e.henderson@gm.com

313-667-2702

For Release: Oct. 1, 2010, 10:45 AM EDT

Chevrolet Total Sales Up 19 Percent in September, and Retail Sales Climb 34 percent

DETROIT – Chevrolet sales momentum continued in September, posting total sales of 121,479, a 19 percent increase from the same month a year ago. Strong consumer demand drove retail sales up 34 percent year over year. Total Chevrolet sales are up 19 percent for 2010 calendar year to date.

The Chevrolet Equinox and Silverado posted the largest gains in September, with total sales up of 70 percent and 66 percent, respectively.

“Equinox and Silverado HD are two examples of Chevrolet successfully attracting new customers to our showrooms,” said Alan Batey, vice president, Chevrolet Sales and Service. “Now, our focus now is on building the inventory needed to meet sustained customer demand across our vehicle lineup.”

Total sales for the Chevrolet Silverado climbed 66 percent in September – the eighth consecutive month of year-over-year gains – and are up 17 percent calendar year to date.

Much of that growth can be attributed to the arrival of the new 2011 Silverado HD. The new 2011 Silverado HD was introduced this summer, featuring new frame and suspension designs, and a more powerful Duramax diesel engine with 397 horsepower, 765 lb.-ft. of torque, and 11 percent better fuel-economy. As a result, the 2011 Silverado HD is capable of towing up to 21,700 pounds, or carrying 6,635 pounds of payload.

In August, a 2011 Chevrolet Silverado 2500, equipped with the new Duramax diesel engine and Allison transmission, bested its competition in the popular 3/4 – ton diesel category, according to the PickupTrucks.com 2010 Heavy-Duty Shootout.

“The Chevy’s combination of the powerful Duramax diesel, all-new frame and suspension and excellent fuel economy put it ahead of the Ford and Ram trucks,” said Mike Levine, editor of Pickuptrucks.com.

Total sales for the Chevrolet Equinox climbed 70 percent in September, and are up 77 percent calendar year to date.

Nearly 85 percent of Equinox buyers choose the fuel-efficient 2.4L Ecotec direct injected I-4 engine, which delivers the segment’s best EPA-estimated fuel economy of 32 mpg highway and 22 mpg city.

To meet consumer demand, Chevrolet recently started producing Equinox models at the award-winning Oshawa Assembly plant, as well as the CAMI facility in Ingersoll. The plan utilizes excess capacity from the CAMI body shop to transport additional Equinox bodies from Ingersoll to Oshawa for paint and final assembly. Moving some Equinox production to Oshawa also allows the CAMI plant to increase GMC Terrain volume. This is the third production increase for the Equinox and Terrain, and will add the capacity to build 60,000 to 80,000 more vehicles for the Canadian and U.S. markets.

AutoPacific recently named the Equinox the “Most Ideal” vehicle in the Premium Mid-Size Crossover SUV category. The awards are based on more than 42,000 surveys completed by owners of new cars and trucks in the United States in the first quarter of 2010.

About Chevrolet

Chevrolet is a global automotive brand, with annual sales of about 3.5 million vehicles in more than 130 countries. Chevrolet provides consumers with fuel-efficient, safe and reliable vehicles that deliver high quality, expressive design, spirited performance and value. In the U.S., the Chevrolet portfolio includes: iconic performance cars, such as Corvette and Camaro; dependable, long lasting pickups and SUVs, such as Silverado and Suburban; and award-winning passenger cars and crossovers, such as Malibu, Equinox and Traverse. Chevrolet also offers “gas-friendly” solutions, such as the upcoming 2011 Chevrolet Cruze Eco model that is expected to deliver up to an estimated 40 mpg highway, and 2011 Chevrolet Volt that will offer 25-50 miles of electric driving and an additional 310 miles of extended range with the onboard generator (based on GM testing). Most new Chevrolet models offer OnStar safety, security, and convenience technologies including OnStar Hands-Free Calling, Automatic Crash Response, and Stolen Vehicle Slowdown. More information regarding Chevrolet models, fuel solutions, and OnStar availability can be found at www.chevrolet.com.

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CONTACT(S):

Tom Henderson

Phone 313-667-2702

Mobile 313-410-2704

tom.e.henderson@gm.com

Pat Morrissey

Phone 586-986-8136

Mobile 313-407-4548

patrick.e.morrissey@gm.com

Buick September Retail Sales Rise 96 Percent

LaCrosse, Enclave and Regal continue to drive sales

DETROIT – Buick posted a 96 percent increase in retail sales in September, compared to the same month a year ago. September marked 12 consecutive months of year-over-year retail sales increases for the brand.

Due to customer demand for the LaCrosse, Enclave and Regal total sales are up 58 percent for the calendar-year-to-date and 36 percent in September.

“Buick remains the fastest growing major automotive brand in the U.S. and the sales momentum around the brand has led to the 12th consecutive month of year-over-year retail sales growth,” said Brian Sweeney, U.S. vice president of Buick & GMC Sales and Service. “The LaCrosse, Enclave and Regal are attracting new customers to Buick, with 42 percent sales coming from non-General Motors’ customers.”

LaCrosse, retail sales were up 182 percent for the month and 184 percent for the year. In September, LaCrosse total sales were up 99 percent.

The Enclave also saw an increase in sales with retail sales up 89 percent versus September 2009. Total sales for the Enclave were up 60 percent for the month.

The Regal is continuing the momentum started by the Enclave and LaCrosse. The Regal is attracting praise from automotive critics and is a semifinal candidate for the 2011 North American International Car of the Year, voted by a jury of automotive journalists from the United States and Canada representing magazines, television, radio, newspapers and web sites.

To engage and attract new customers, Buick, has partnered with Food & Wine and Travel + Leisure magazines to host a “cultural discovery” tour that engages consumers through premium lifestyle events. The 10-city tour will introduce Buick to a group of select consumers, through test drives of the new 2011 Buick Regal sport sedan. Attendees will have the chance to learn culinary secrets from two of the top chefs in the United States, Bravo-TV Top Chef Masters Season Two winner Marcus Samuelsson and Food & Wine’s 2008 Best New Chef Michael Psilakis.

About Buick

Buick is a modern brand with premium, high-quality vehicles characterized by sculpted designs, luxurious interiors with personal technologies, and responsive-yet-efficient performance. Buick is attracting new customers with its portfolio of award-winning vehicles, including the Enclave crossover, LaCrosse sedan and Regal sport sedan. A new compact sedan and small crossover will join the portfolio in the next few years. Buick’s sales continue to increase in North America, and it remains a best-selling brand in China, with continuing record growth. Learn more about Buick cars and crossovers at www.buick.com on Twitter @buick or at www.facebook.com/buick.

# # #

Contact :

Dayna Hart

313-300-9660

dayna.hart@gm.com

For release: Friday, October 1, 2010, 10:45 a.m. EDT

CADILLAC SALES RISE 44 PERCENT IN 2010, OUTPACING THE LUXURY SEGMENT

Cadillac has gained more than 2 share points in luxury segment in 2010

SRX is the fastest-growing luxury nameplate, with sales up 319 percent in 2010

DETROIT – Cadillac continued to gain strength in the U.S. luxury auto market, posting a total of 12,620 sales in September. This is an 11 percent increase from a year ago, and the eighth consecutive month of year-over-year sales gains for the brand. For the third quarter of 2010, total sales were up 65 percent over 2009.

As a result, Cadillac continues to be the fastest-growing luxury brand in the U.S. Calendar year to date, Cadillac sales are up 44 percent and the brand has gained more than 2 percentage points of market share in the luxury segment.

Much of that growth can be attributed to SRX and CTS, which account for two-thirds of all Cadillac sales.

“The CTS and SRX have been key to attracting new customers to the Cadillac brand,” said Kurt McNeil, vice president of Cadillac Sales and Service, “and exemplify our commitment to be the leader in the luxury segment.”

Total SRX sales increased 41 percent in September. Calendar year to date, SRX sales are up 319 percent, making it fastest-growing luxury nameplate for 2010.

CTS sales rose 8 percent in September and are up 12 percent calendar year to date over 2009. Consumer demand for the CTS has grown with the addition of the all-new 2011 CTS Coupe, which recently joined the CTS Sport Sedan and CTS Sport Wagon.

The New York Times recently called the CTS Coupe “a brazen slap to the face of genteel luxury coupes…. Several bowled-over onlookers said the Cadillac looked like an auto-show dream car. All angular, meaty slabs, with tiny windows that could be portals for laser gunsights, the Cadillac looks as if a stealth bomber just touched down in the neighborhood.”

# # #

About Cadillac

Cadillac has been a leading luxury auto brand since 1902. In recent years, Cadillac has engineered a historic renaissance led by artful engineering and advanced technology. More information on Cadillac can be found at media.cadillac.com.

Nick Twork

Cadillac Communications

Phone: +1.586.565.1001

nicholas.twork@cadillac.com

GMC Achieves 12th Straight Month of Year-Over-Year Sales Increases

Retail Sales Increase 48 percent in September

DETROIT – GMC posted year-over-year sales increases in September for the 12th consecutive month. Driven by customer demand for the Sierra, Terrain and Acadia, retail sales increased 48 percent in September. Total sales are up 42 percent, compared to the same month a year ago.

“The Sierra, Terrain and Acadia continue to post strong sales increases for GMC,” said Brian Sweeney, U.S. vice president for Buick & GMC Sales and Service. “We are encouraged that September marked a year of consecutive year-over-year sales increases for the brand.”

For the month of September, the Sierra, including the new Sierra HD, saw a 59 percent increase in retail sales and a 53 percent increase in total sales. Sierra retail sales are up 16 percent for the year.

Terrain retail sales rose 405 percent in compared to the same month last year. Total sales for the Terrain were up 258 for the month. The Terrain is averaging just 14 days to turn on dealer lots, compared with 29 for the compact-SUV segment. To meet customer demand, GM’s CAMI Automotive Plant in Ingersoll, Ontario, has developed an innovative production model to increase Terrain volume. This is the third time that production has been increased to meet the growth in demand for the Terrain.

Retail sales for the Acadia rose 61 percent in September and 21 percent for the year. GMC started production of the new 2011 GMC Acadia Denali this September, offering the exclusive Denali trim level for the first time on the Acadia. The Acadia Denali distinguishes itself among other crossover SUVs with its unique Denali chrome honeycomb grille and monochromatic exterior and 20-inch two-tone chrome-clad wheels. The Acadia Denali is expected to begin arriving at dealerships this October.

Both the Terrain and Acadia continue to attract new customers to the brand. In 2010, 54 percent of buyers for both vehicles are non-General Motors’ customers.

About GMC

GMC has built trucks since 1902, and is one of the industry’s healthiest brands. Today GMC is evolving to offer more fuel-efficient trucks and crossovers, including the Terrain small SUV and Acadia crossover. The new GMC Sierra Heavy Duty pickups are the most capable and powerful trucks in the market. Innovation and engineering excellence are woven into all GMCs, including the Yukon and Yukon XL and full line of Sierra pickups. Today GMC is the only manufacturer offering three full-size hybrid trucks. Details on all GMC models are available at www.gmc.com, on Twitter at @thisisgmc or at www.facebook.com/gmc.

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Contact :

Dayna Hart

313-300-9660

dayna.hart@gm.com

GM U.S. Deliveries for September 2010 - Divisional Brand Level

*S/D Curr: 25	September				(Calendar Year-to-Date) January - September
*S/D Prev: 25	2010	2009	% Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Vehicle Total	173,155	156,673	10.5	10.5	1,638,544	1,546,951	5.9
Brand Total	172,969	141,691	22.1	22.1	1,626,899	1,319,796	23.3
Other Brand Total	186	14,982	-98.8	-98.8	11,645	227,155	-94.9

GM Vehicle Deliveries by Marketing Division
	2010	2009	%Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Buick Total	12,875	9,455	36.2	36.2	114,000	72,389	57.5
Cadillac Total	12,620	11,339	11.3	11.3	105,013	73,024	43.8
Chevrolet Total **	121,479	102,538	18.5	18.5	1,175,790	992,548	18.5
GMC Total **	25,995	18,359	41.6	41.6	232,096	181,835	27.6
Brand Total	172,969	141,691	22.1	22.1	1,626,899	1,319,796	23.3
HUMMER Total	163	426	-61.7	-61.7	3,507	8,193	-57.2
Pontiac Total	8	11,079	***.*	***.*	962	151,818	-99.4
Saab Total	0	484	***.*	***.*	608	6,928	-91.2
Saturn Total	15	2,993	-99.5	-99.5	6,568	60,216	-89.1
Other Brand Total	186	14,982	-98.8	-98.8	11,645	227,155	-94.9
GM Vehicle Total	173,155	156,673	10.5	10.5	1,638,544	1,546,951	5.9

*	Twenty-five selling days for the September period this year and twenty-five for last year.
**	Effective August 2007, GM includes GMC & Chevrolet dealer deliveries of commercial vehicles distributed by American Isuzu Motors, Inc.

Sales Reporting and Data Management	Page 1 of 1

GM U.S. Deliveries for September 2010 by Model

	September				(Calendar Year-to-Date) January - September
	2010	2009	% Chg Volume	%Chg per S/D	2010	2009	%Chg Volume
Selling Days (S/D)	25	25
Enclave	4,408	2,748	60.4	60.4	40,289	31,572	27.6
LaCrosse	4,741	2,383	99.0	99.0	47,536	16,609	186.2
Lucerne	1,950	4,324	-54.9	-54.9	20,521	24,162	-15.1
Rainier	0	0	***.*	***.*	0	4	***.*
Regal	1,776	0	***.*	***.*	5,654	0	***.*
Rendezvous	0	0	***.*	***.*	0	9	***.*
Terraza	0	0	***.*	***.*	0	33	***.*
Buick Total	12,875	9,455	36.2	36.2	114,000	72,389	57.5
CTS	3,760	3,485	7.9	7.9	32,516	29,011	12.1
DTS	1,870	2,282	-18.1	-18.1	13,987	12,125	15.4
Escalade	1,211	1,343	-9.8	-9.8	11,053	10,991	0.6
Escalade ESV	824	628	31.2	31.2	5,698	4,607	23.7
Escalade EXT	180	241	-25.3	-25.3	1,376	1,837	-25.1
SRX	4,027	2,866	40.5	40.5	36,730	8,770	318.8
STS	745	434	71.7	71.7	3,473	5,043	-31.1
XLR	3	60	-95.0	-95.0	180	640	-71.9
Cadillac Total	12,620	11,339	11.3	11.3	105,013	73,024	43.8
Avalanche	1,760	1,191	47.8	47.8	15,028	11,478	30.9
Aveo	6,552	1,906	243.8	243.8	35,286	31,486	12.1
Camaro	6,323	7,961	-20.6	-20.6	66,508	39,151	69.9
Chevy C/T Series	0	1	***.*	***.*	8	36	-77.8
Chevy W Series	13	48	-72.9	-72.9	234	573	-59.2
Cobalt	3,462	7,381	-53.1	-53.1	93,838	85,885	9.3
Colorado	2,723	2,094	30.0	30.0	18,426	27,566	-33.2
Corvette	1,109	1,585	-30.0	-30.0	9,798	10,795	-9.2
Cruze	516	0	***.*	***.*	516	0	***.*
Equinox	11,658	6,840	70.4	70.4	99,055	55,982	76.9
Express	5,233	4,559	14.8	14.8	43,475	41,496	4.8
HHR	5,209	5,804	-10.3	-10.3	62,451	56,001	11.5
Impala	12,186	13,047	-6.6	-6.6	133,585	126,856	5.3
Kodiak 4/5 Series	44	398	-88.9	-88.9	1,154	3,196	-63.9
Kodiak 6/7/8 Series	16	39	-59.0	-59.0	215	831	-74.1
Malibu	16,289	10,479	55.4	55.4	163,246	118,995	37.2
Monte Carlo	0	0	***.*	***.*	0	6	***.*
Silverado-C/K Pickup	32,185	19,401	65.9	65.9	267,715	229,388	16.7
Suburban (Chevy)	2,863	5,338	-46.4	-46.4	31,808	27,441	15.9
Tahoe	5,422	7,304	-25.8	-25.8	55,143	49,705	10.9
TrailBlazer	2	250	-99.2	-99.2	213	8,340	-97.4
Traverse	7,914	6,863	15.3	15.3	78,012	65,697	18.7
Uplander	0	49	***.*	***.*	76	1,644	-95.4
Chevrolet Total	121,479	102,538	18.5	18.5	1,175,790	992,548	18.5
Acadia	4,608	2,844	62.0	62.0	49,729	40,675	22.3
Canyon	782	499	56.7	56.7	5,655	8,575	-34.1
Envoy	2	163	-98.8	-98.8	80	4,509	-98.2
GMC C/T Series	0	30	***.*	***.*	52	374	-86.1
GMC W Series	17	123	-86.2	-86.2	325	1,394	-76.7
Savana	923	616	49.8	49.8	10,601	9,704	9.2
Sierra	11,077	7,244	52.9	52.9	90,235	79,433	13.6
Terrain	4,777	1,334	258.1	258.1	39,869	1,809	***.*
Topkick 4/5 Series	15	216	-93.1	-93.1	850	2,162	-60.7
Topkick 6/7/8 Series	19	139	-86.3	-86.3	367	1,482	-75.2
Yukon	2,305	3,150	-26.8	-26.8	18,869	20,432	-7.6
Yukon XL	1,470	2,001	-26.5	-26.5	15,464	11,286	37.0
GMC Total	25,995	18,359	41.6	41.6	232,096	181,835	27.6
Brand Total	172,969	141,691	22.1	22.1	1,626,899	1,319,796	23.3
HUMMER Total	163	426	-61.7	-61.7	3,507	8,193	-57.2
Pontiac Total	8	11,079	***.*	***.*	962	151,818	-99.4
Saab Total	0	484	***.*	***.*	608	6,928	-91.2
Saturn Total	15	2,993	-99.5	-99.5	6,568	60,216	-89.1
Other Brand Total	186	14,982	-98.8	-98.8	11,645	227,155	-94.9
GM Total	173,155	156,673	10.5	10.5	1,638,544	1,546,951	5.9

Sales Reporting and Data Management	Page 1 of 1